Exhibit 1

This document is a free translation of the Brazilian judicial administrator’s report referred to January 2019 financial information of Oi S.A. and some of its subsidiaries (“RJ Debtors”) filed within the 7th Business Court of Rio de Janeiro on March 15, 2019. Due to the complexities of language translation, translations are not always precise. The original document was prepared in Portuguese, and in case of any divergence, discrepancy, or difference between this version and the Portuguese version, the Portuguese version shall prevail. The Portuguese version is the only valid and complete version and shall prevail for any and all purposes. There is no assurance as to the accuracy, reliability, or completeness of the translation. Any person reading this translation and relying on it should do so at his or her own risk.

HONORABLE LAW JUDGE OF THE 7th BUSINESS COURT OF THE JUDICIAL DISTRICT OF THE CAPITAL CITY OF THE STATE OF RIO DE JANEIRO

Proceedings 0203711-65.2016.8.19.0001

Judicial Reorganization of Oi S.A et al

The BANKRUPTCY TRUSTEE (BT) (Arnoldo Wald Law Firm – EAAW), appointed in the proceedings of Judicial Reorganization of Oi S.A. et al., respectfully requests that Your Honor determines that the attached Monthly Activity Report (“RMA”), related to January 2019.

Rio de Janeiro, March 15, 2019.

[signature]

Bankruptcy Trustee

Arnoldo Wald Law Firm

MONTHLY ACTIVITY REPORT

RMA

JUDICIAL REORGANIZATION

Oi

January 2019

March 15, 2019

EXECUTIVE SUMMARY

1	Introduction		03
2	Corporate Organization Chart of Oi Group/Companies Under Reorganization		05
3	Relevant Facts and Market Communications disclosed		09
4	Financial Information (Consolidated Financial Statements of the Companies Under Reorganization)		15
	4.1	Managerial Cash Flow Statement	16
5	Service to creditors		22
6	Statements Submitted by BT		23
7	Monitoring and Compliance of the PRJ		25

1 Introduction

INTRODUCTION

Honorable Law Judge of the 7th Business Court of the Judicial District of the Capital City of the State of Rio de Janeiro

The Bankruptcy Trustee, Arnoldo Wald Law Firm (“Wald” or “BT”), appointed in the records of the Judicial Reorganization of Oi Group (proceedings 0203711- 65.2016.8.19.0001), and RC Consultores, subcontracted by the BT to assist it in the elaboration of the Monthly Activity Report (“RMA”), respectfully submit to Your Honor, pursuant to the decision on pages 91,223/91,224, the RMA related to January 2019.

As you know, the Judicial Reorganization involves the following companies:

•	Oi S.A. - Under Judicial Reorganization (“Oi S.A.”);
•	Telemar Norte Leste S.A. - Under Judicial Reorganization (“Telemar Norte Leste”);
•	Oi Móvel S.A. - Under Judicial Reorganization (“Oi Móvel”);
•	Copart4 Participações S.A. - Under Judicial Reorganization (“Copart4”);
•	Copart5 Participações S.A. - Under Judicial Reorganization (“Copart5”);
•	Portugal Telecom International Finance B.V. - Under Judicial Reorganization (“PTIF”); and
•	Oi Brasil Holdings Coöperatief U.A. - Under Judicial Reorganization (“Oi Coop”).

This report, which covers financial information based specially on elements provided by the Companies Under Reorganization until March 15, 2019, contains data related to January 2019, and should be analyzed with the preliminary activity report, as well as with the other RMAs previously submitted.

The RMA contains a chapter that covers specifically the consolidated financial information of the Companies under Reorganization, which shall encompass herein the Managerial Cash Flow Statement of said month submitted in the tables in comparison with the immediately previous month. The report will highlight the main variations that took place in said period, submitting the clarifying information provided by the Management of the Companies under Reorganization.

This report, prepared through analytical procedures and discussions with the Company’s Management, aims at providing the Court and interested parties with information on the financial situation of the Companies under Reorganization and the relevant transactions carried out by them, as well as a summary of the activities executed by the BT until the final works of this report.

The information presented below is based primarily on data and elements presented by the Companies Under Reorganization. The individual financial statements of all Companies Under Reorganization, as well as the consolidated financial statements of Oi Group (which include, but are not limited to, the Companies Under Reorganization) are audited by independent auditors on a yearly basis. Limited review procedures are adopted by the auditors to file the Quarterly Consolidated Financial Information (“ITRs”) of Oi Group with CVM. In relation to the individual financial information of each Company Under Reorganization, prepared in monthly periods which are not those covered by the ITRs delivered to CVM, it is not submitted to independent audit review, whether by the auditors hired by Oi Group or by the BT.

The BT, proud of the responsibility attributed to it, is at your disposal for further clarifications regarding the information contained in this report or other additional information.

Very truly yours,

Arnoldo Wald Filho	Marcel Augusto Caparoz
awf@wald.com.br	Head Economist
marcel@rcconsultores.com.br
Samantha Mendes Longo
samantha@wald.com.br	Phone: +55 (11) 3053-0003

Partners

Phone: +55 (11) 3074-6000

2. Corporate Organization Chart of the Companies Under Reorganization

CORPORATE ORGANIZATION CHART OF THE COMPANIES UNDER REORGANIZATION

* Diagram previously submitted in the Preliminary Activities Report.

Information presented again to facilitate understanding of the structure of the Companies Under Reorganization

* Diagram previously submitted in the Preliminary Activities Report.

Information presented again to facilitate understanding of the structure of the Companies Under Reorganization

* Diagram previously submitted in the Preliminary Activities Report.

Information presented again to facilitate understanding of the structure of the Companies Under Reorganization

2. Brief Description of the Companies Under Reorganization

THE COMPANIES UNDER JUDICIAL REORGANIZATION

3        Relevant Facts and Market Communications disclosed

RELEVANT FACTS AND MARKET COMMUNICATIONS

Relevant Facts and Market Communications from JANUARY/19

January 04 - Confirmation of the Issuance of Common Shares as a result of the Exercise of Subscription Warrants

Oi S.A. - Under Judicial Reorganization (“Company”), complementing the Relevant Fact of October 3, 2018 and the Market Communications of October 26 and December 5, 2018, informed its shareholders and the market that the Company’s Board of Directors, on this date, confirmed the issuance of 275,985 common shares (“Common Shares”) and the delivery of these Common Shares to the holders of Subscription Warrants that exercised their Warrants as of December 4, 2018 until January 2, 2019, including the Subscription Warrants represented by 55,197 American Depositary Warrants (“ADWs”) exercised as of November 28, 2018 until December 26, 2018.

The Company expects that the American Depositary Shares, each representing five common shares (CUSIP: 670851500; ISIN: US6708515001), are delivered on January 7, 2019 to holders that exercised their ADWs by December 26, 2018 (including).

The Subscription Warrant nor exercised by January 2, 2019 (including), and the ADWs not exercised by December 26, 2018 (including), expired and can no longer be exercised.

The communication is available at:

http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?tipo=43700&id=0&idioma=0&conta=28&idsecao=0&mes=0&ano=2019

January 09 - Agreement with Pharol

Oi S.A. – Under Judicial Reorganization (“Oi” or “Company”), under article 157, paragraph 4, of Law No. 6,404/76 and under CVM Ruling No. 358/02, informs its shareholders and the market in general that, after negotiations, reached a consensus with its shareholder Bratel S.À.R.L, Pharol’s subsidiary, SGPS, S.A. (Jointly with Bratel S.À.R.L., “Pharol”), for the closing and extinction of any and all judicial and extrajudicial litigations in Brazil, Portugal and in all different countries where there are discussions involving companies from both groups.

The Board of Directors of Oi and Pharol unanimously approved the agreement. The management of Oi and Pharol are aligned, in good faith, to the best interests of Oi for the Company to absolutely focus on the operational turnaround and eliminate the dispersion and costs related to the litigations.

The terms and conditions of the instruments, approved by the Board of Directors of both parties, are summarized as follows:

I.         Objective:

Extinction of all litigations between Oi and Pharol;

II.	Conditions to be complied by Oi:
a)	Payment to Pharol of EUR 25 million;
b)	Delivery to Pharol of 33,8 MM Oi shares that are held in its Treasury;
c)	The Company will assume the costs with court guarantees related to the court proceedings of Pharol in Portugal, according to the undertaken obligation;
d)

In the case of sale of Oi interest in Unitel, the Company will deposit a guarantee in the account of Pharol against any sentencing in tax contingencies assessed as probable, according to the obligation set forth.

III.	Conditions to be complied by Pharol:
a)	Use of at least EUR 25 million in the subscription of the Capital Increase - New Funds, set forth for the Company in its Judicial Reorganization Plan;
b)	Attendance and vote in favor of any Shareholders’ General Meeting of Oi that has, as its objective, the approval or ratification of any act or measure set forth in the Judicial Reorganization Plan;
c)	Maintenance of the alignment with Oi and support to the implementation of the Judicial Reorganization Plan approved and ratified in all instances;
d)

Authorization for the use by Oi of any amount returned to Pharol by the Portuguese Tax Authority as of March 24, 2015 with the cost of tax guarantees and contingencies, for the purposes of the provisions of item II, letters “c” and “d” above.

Oi will also be entitled to have a member appointed thereby in Pharol’s Board of Directors for this term of office, and non-compliance with this right is a condition for the termination of this agreement.

The execution of the agreement is in line with the most modern practices of alternative conflict composition, which the Judicial Reorganization Court already deemed effective.

The terms and conditions of the agreement will only be valid and effective after the ratification of the same by the Judicial Reorganization Court.

Special Note with regard to Forward-Looking Statements:

This Relevant Fact includes forward-looking statements. Statements that are not historical facts, including statements related to Oi’s beliefs and expectations, business strategies, future synergies and cost economy, future costs and future liquidity are forward-looking statements. The words “will”, “must”, “should”, “could”, “anticipates”, “intends”, “believes”, “estimates”, “expects”, “predicts”, “plans”, “goals”, “objective”, “projects”, “indicates” and similar expressions, if they are related to Oi, have the objective of qualifying the forward-looking statements and are subject to several risks and uncertainties. Such statements are based on several assumptions and factors, including general market and economic conditions, industry conditions, corporate approvals, operating factors and other factors. Any changes to such assumptions or factors could cause material differences between the current results and current expectations. All forward-looking statements attributable to Oi or its affiliates, or to persons acting on its behalf, are expressly qualified, in their entirety, as cautious statements as set forth in this paragraph. No undue reliance should be placed on such statements. Forward-looking statements are only effective on the date on which they were made. Except as required by Brazilian or US federal securities laws and by the rules and regulation of CVM, SEC or by the regulatory bodies of other applicable jurisdictions, Oi and its affiliates are neither obligated nor intend to update or publicly announce the results of any review on forward-looking statements to reflect actual results, future events or developments, changes in assumptions or changes in other factors affecting forward-looking statements. However, it is advisable to consult other disclosures made by Oi on matters related to reports and communications that Oi files with CVM and SEC.

The relevant fact is available at:

http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?tipo=43700&id=0&idioma=0&conta=28&idsecao=0&mes=0&ano=2019

January 14 - Selection of Strategic Advisor and Financial Advisor

Oi S.A. – Under Judicial Reorganization (“Oi” or “Company”) informed its shareholders and the market in general that its management selected the Boston Consulting Group to advise Oi in its strategic review process. The work contemplates the analysis and definition of business models with a long-term view and the drafting of execution guidelines and plans that ensure the implementation of such models.

Additionally, as part of this strategic review, the Company informs that it selected Bank of America Merrill Lynch as financial advisor, to prospect and structure operations that involve the monetization of non-core assets and M&A opportunities, in another step to maximize the creation of value and extend the financing sources to execute its investment plan with focus in FTTH and 4.5G coverage.

The works of strategic advisor and financial advisor are complementary and will also be coordinated with the execution of the Company’s Capex plan, which is supported by the Oliver Wyman consultancy firm. All such initiatives are in line with the objective of furthering the strategic, operational and financial transformation of Oi, with a long-term view, encompassing the technological, market and innovation trends and promoting the proper support to the implementation of its investment plan in an efficient manner, with the purpose of strengthening and repositioning the Company.

The communication is available at:

http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?tipo=43700&id=0&idioma=0&conta=28&idsecao=0&mes=0&ano=2019

January 28 – Backstop Fee Shares and Conclusion of the K Increase

Oi S.A. – Under Judicial Reorganization (“Oi” or “Company”), in compliance with article 157, paragraph 4, of Law No. 6,404/76, under CVM Ruling No. 358/02 and in continuance to the Notices to Shareholders dated of November 13, December 10, 2018 and January 3 and 4, 2019 and the Notices to Shareholders and ADS Holders dated of January 11 and 21, 2019, informed its shareholders and the market that, in compliance with the provisions of the Judicial Reorganization Plan and under the capital increase approved by the Board of Directors on October 26, 2018 (“Capital Increase - New Funds”), were subscribed and paid up, on January 25, 2019, 1,604,268,162 new common shares, corresponding to the balance of new common shares not subscribed by the shareholders during the term for exercise of the right of first refusal and the term for subscription of leftovers in the Capital Increase - New Funds (“Balance of Shares”).

In view of the subscription and paying up of the Balance of Shares, the Company concluded the Capital Increase - New Funds, set forth in Clause 6 of the Judicial Reorganization Plan, upon the subscription and paying up of all 3,225,806,451 new common shares issued in the Capital Increase - New Funds (“Shares of the Capital Increase - New Funds”), representing the contribution of new funds for the Company in the total amount of BRL 4.0 billion.

Also on January 25, 2019, in strict compliance with the Judicial Reorganization Plan and the Subscription and Commitment Agreement, entered between the Company and certain investors and managers of investment funds (“Backstopper Investors”) on December 19, 2017 (as amended, the “Commitment Agreement”), over 272,148,705 common shares issued by the Company, over 272,148,705 common shares issued by the Company, registered and without par value (“Commitment Shares”) were subscribed and paid up, at the issuance price of BRL 1.24 per share, as American Depositary Shares, which were delivered to the Backstopper Investors which opted for receiving their backstop premium in shares, as set forth in Clause 6.1.1.3 of the Judicial Reorganization Plan and the Commitment Agreement.

As a result of the subscription and paying up of Shares of the Capital Increase - New Funds and the Commitment Shares, the share capital of the Company became BRL 32,538,937,370.00, represented by 5,954,205,001 shares, of which 5,796,477,760 are common shares and 157,727,241 are preferred shares, all registered and without par value.

The relevant fact is available at:

http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43090&conta=28&id=256185

January 28 – Communication on the Approved Capital Increase

EXHIBIT 30-XXXII

(CVM Ruling No. 480/09)

Communication on the capital increase approved by the Board of Directors on January 21, 2019

1. Inform the amount of the increase and the new share capital.

In strict compliance with the Judicial Reorganization Plan approved by the General Creditors’ Meeting on December 19 and 20, 2017 and ratified by the Judicial Reorganization Court in a decision rendered on January 8, 2018 and published on February 5, 2018 (“Plan”) and the Subscription and Commitment Agreement attached to the Plan, also ratified by the Judicial Reorganization Court (“Commitment Agreement”), the Board of Directors in a meeting held on January 21, 2019, decided to approve the issuance of 272,148,705 new common shares, registered and without par value, at the issuance price of BRL 1.24 per share, equal to a capital increase of BRL 337,464,394.20 (“Capital Increase”).

The shares issued in the Capital Increase were subscribed by certain investors and managers of investment funds that are parties to the Commitment Agreement (“Backstopper Investors”) which chose to receive, in new common shares, the credit regarding the guarantee backstop premium of the capital increase approved by the Board of Directors on October 26, 2018 (“Capital Increase - New Funds”), owed by the Company to the Backstopper Investors, as set forth in Clause 6.1.1.3 of the Plan and in the Commitment Agreement.

As a result of the subscription of new common shares issued in the Capital Increase and the subscription and paying up of all new common shares issued in the Capital Increase - New Funds, the share capital of the Company became BRL 32,538,937,370.00, divided into 5,954,205,001 shares, of which 5,796,477,760 are common shares and 157,727,241 are preferred shared, all registered and without par value.

2. Inform if the increase will be carried out upon: (a) conversion of debentures or other debt instruments into shares; (b) exercise of subscription right or subscription warrant; (c) capitalization of profits or reserves;  or (d) subscription of new shares.

The Capital Increase was carried out through the issuance of 272,148,705 new common shares, registered and without par value, as American Depositary Shares representing common shares (“ADS”), as set forth in Clause 6.1.1.3 of the Plan and Clause 5 of the Commitment Agreement.

The communication is available at:

http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43086&conta=28&id=256187

January 28 – New date of the Annual General Meeting of Oi

Oi S.A. – Under Judicial Reorganization (“Oi” or “Company”), under Official Circular Letter/CVM/SEP No. 02/2018 and for purposes of compliance with the provisions of paragraph 2 of article 21-L of CVM Ruling No. 481/09, informed its shareholders that the date of the Annual General Meeting of the Company, originally scheduled for April 30, 2019 (according to the Notice to Shareholders dated 1/15/2019], was changed to April 26, 2019.

The Company also informed that the updated Annual Calendar of Corporate Events is available at the Empresas.NET System of CVM (www.cvm.gov.br), in the website of B3 S.A. - B3 S.A. – Brasil, Bolsa, Balcão (www.bmfbovespa.com.br) and in the Company’s website (www.oi.com.br/ri).

Further information on such meeting shall be disclosed according to the terms determined by the applicable laws and regulations.

The communication is available at:

http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43086&conta=28&id=256197

February 08 – Repurchase of preferred shares

Oi S.A. - Under Judicial Reorganization (“Company”), pursuant to article 157, paragraph 4, of Law No. 6,404/76 and under the CVM Ruling No. 358/02, informed its shareholders and the market in general that the Board of Directors of the Company approved, in compliance with CVM Ruling No. 567/15, the acquisition of preferred shares issued by the Company itself under the following conditions (“Repurchase”):

1. Objective: the Repurchase has the objective of ensuring compliance with the commitment assumed by the Company of transferring shares issued thereby and kept in treasury to BRATEL S.À.R.L. (“Bratel”), wholly-owned subsidiary of Pharol SGPS, S.A., in the context of an agreement entered between them, object of the Relevant Fact of January 8, 2019 (“Agreement”);

2. Amount: 1,800,000 preferred shares issued by the Company, representing, on such date, of approximately 1.14% of all preferred shares and 0.03% of all outstanding Company Shares, under Ruling 567/15;

3. Price: the preferred shares shall be acquired at market prices on the dates of the respective acquisitions, in operations in the organized securities market of B3 S.A. – Brasil, Bolsa, Balcão (“B3”);

4. Term: the Repurchase shall remain in force as of such date until the date set forth in the Agreement for the delivery of shares in treasury to Bratel, which shall occur within four business days as of the ratification date of the Agreement by the Judicial Reorganization Court;

5. Intermediary institution: The acquisitions shall be made in the auction of the organized securities market of B3, with the intermediation of institution BTG PACTUAL CORRETORA DE TÍTULOS E VALORES MOBILIÁRIOS S.A.

Additional information on the Repurchase, under Exhibit 30-XXXVI of CVM Ruling No. 480/09, are available at the Investors’ Relations page of the Company, at the Empresas.NET System of CVM (www.cvm.gov.br), in addition to B3’s website (www.b3.com.br), as an exhibit to the minutes of the Board of Directors’ Meeting held on such date.

The relevant fact is available at:

http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&conta=28&tipo=43700

February 28 – Arbitration Decision – Unitel

Oi S.A. - Under Judicial Reorganization (“Oi” or “Company”), under article 157, paragraph 4, of Law No. 6,404/76 and CVM Ruling No. 358/02, informed its shareholders and the market in general that it became aware, on February 27, 2019, of the final decision dated of February 20, 2019, rendered by the Arbitral Tribunal constituted within the scope of the arbitration started in the International Chamber of Commerce (“ICC”) by PT Ventures, SGPS S.A. (“PT Ventures”), indirect subsidiary of the Company and holder of 25% interest in the share capital of the Angolan telecommunications company Unitel S.A. (“Unitel”), against the other Unitel shareholder (“Other Unitel Shareholders”), based on the shareholders’ agreement between PT Ventures and Other Unitel Shareholders (“Shareholders’ Agreement”).

Based on a preliminary analysis, Oi emphasizes that:

- The Arbitral Tribunal understood that the Other Unitel Shareholders violated several provisions of the Shareholders’ Agreement to (i) deny the right of PT Ventures of appointing the majority of the members of the Board of Directors of Unitel since June 2006; (ii) carry out transactions in its own benefit; (iii) fail to ensure that Unitel kept PT Ventures informed on the main issues and corporate transactions; and (iv) unjustifiably intend to suspend the rights of the PT Ventures as a shareholder.

- The Arbitral Tribunal considered that the repeated violations to the Shareholders’ Agreement by Other Unitel Shareholders entailed on a significant decrease of the interest amount of PT Ventures in Unitel. Based on this, the Tribunal determined that the Other Unitel Shareholders pay to PT Ventures, jointly and severally, the amount of USD 339.4 million, corresponding to the loss of the interest amount of PT Ventures in Unitel, plus interest as of February 20, 2019 until the date of full payment by the Other Unitel Shareholders at the USD LIBOR rate of 12 months +2% with annual capitalization.

- The Arbitral Tribunal understood that the Other Unitel Shareholders failed to ensure, after November 2012, that PT Ventures received the same amount of dividends in foreign currency as the other foreign shareholder of Unitel. The Arbitral Tribunal ordered the Other Unitel Shareholders to pay to PT Ventures, jointly and severally, the amount of USD 314.8 million, corresponding to the resulting damage, added by simple interest as of different dates in which PT Ventures should have received such dividends at an annual rate of 7%.

- The Arbitral Tribunal ordered the Other Unitel Shareholders to pay a substantial share of court fees and costs incurred by PT Ventures, corresponding to a net payment to PT Ventures in an amount higher than USD 12 million, and 80% of the administrative and arbitration fees and expenses, corresponding to a net payment to PT Ventures in an amount higher than USD 1 million.

- The Arbitral Tribunal rejected the counterclaims of the Other Unitel Shareholders in full.

- In general, the decision results in a restatement of the rights of PT Ventures as a shareholder holding 25% of the share capital of Unitel, under the Shareholders’ Agreement. PT Ventures holds all its rights set forth in the Shareholders’ Agreement, including the right to appoint the majority of the members of Unitel’s Board of Directors and the right to receive past and future dividends of Unitel.

The relevant fact is available at:

https://www.oi.com.br/ri/conteudo_pt.asp?idioma=0&conta=28&tipo=43700

4          Financial Information (Consolidated Financial Statements of the Companies under Reorganization)

FINANCIAL INFORMATION

4.1 Managerial Cash Flow Statement

4.1 MANAGERIAL CASH FLOW STATEMENT

Monthly Consolidated Financial Statements of the Companies under Reorganization (unaudited)

MANAGERIAL CASH FLOW STATEMENT

HIGHLIGHTS

Statement

JANUARY 1 to 31, 2019

•	The item Capital Increase had a cash inflow of BRL 4,007 million in January/19, as set forth in the Judicial Reorganization Plan
•	The Net Operating Cash Generation of the Companies Under Reorganizationwas BRL 874 million negative in January/19
•	Investmentsreached the level of BRL 603 million in January/19
•	The item Accounts Receivabledecreased by BRL 182 million in January/19, amounting to BRL 2,463 million
•	The itemAccounts Payableincreased BRL 449 million in January/19, amounting to BRL 2,734 million
•	The Financial Cash Final Balance of the Companies Under Reorganizationincreased by BRL 3,044 million in January/19, amounting to BRL 7,513 million

The Net Operating Cash Generation of the Companies Under Reorganization was BRL 874 million negative in January/19

•

The Net Operating Cash Generation of the Companies Under Reorganization was BRL 874 million negative in January/19, after the positive results of BRL 16 million observed in the previous month (Figure 5). When compared to December/18, Accounts Receivable decreased by BRL 182 million, reaching BRL 2,463 million, while the cash outflows with Accounts Payable and Investments increased BRL 708 million, jointly amounting to BRL 3,337 million (Figure 6).

•

The other movements of the Companies Under Reorganization, which includes the Capital Increase, Pharol Agreement and Financial Operations items, jointly contributed with a cash inflow of BRL 3,918 million in January/19.

•

Accordingly, the variation of the Financial Cash Final Balance of the Companies Under Reorganization was positive in BRL 3,044 million in January/19, resulting in an amount of BRL 7,513 million (Figure 7), which corresponds to an increase of 68.1% compared to the previous month.

•	Considerations of the variations shall be analyzed in detail on the following pages.

Source: Financial statements and management information

Figure 5 – Net Operating Cash Generation – Monthly Balance

Legend:

Em R$ milhões – BRL million

JUL/16 – JUL/16

AGO/16 – AUG/16

SET/16 – SEP/16

OUT/16 – OCT/16

NOV/16 – NOV/16

DEZ/16 – DEC/16

JAN/17 – JAN/17

FEV/17 – FEB/17

MAR/17 – MAR/17

ABR/17 – APR/17

MAI/17 – MAY/17

JUN/17 – JUN/17

JUL/17 – JUL/17

AGO/17 – AUG/17

SET/17 – SEP/17

OUT/17 – OCT/17

NOV/17 – NOV/17

DEZ/17 – DEC/17

JAN/18 – JAN/18

FEV/18 – FEB/18

MAR/18 – MAR/18

ABR/18 – APR/18

MAI/18 – MAY/18

JUN/18 – JUN/18

JUL/18 – JUL/18

AGO/18 – AUG/18

SET/18 – SEP/18

OUT/18 – OCT/18

NOV/18 – NOV/18

DEZ/18 – DEC/18

JAN/19 – JAN/19

Figure 6 – Monthly evolution. Accounts Receivable x Accounts Payable/Investments

Legend:

Em R$ milhões – BRL million

RECEBIMENTOS – ACCOUNTS RECEIVABLE

PAGAMENTOS + INVESTIMENTOS – ACCOUNTS PAYABLE + INVESTMENTS

JUL/16 – JUL/16

SET/16 – SEP/16

NOV/16 – NOV/16

JAN/17 – JAN/17

MAR/17 – MAR/17

MAI/17 – MAY/17

JUL/17 – JUL/17

SET/17 – SEP/17

NOV/17 – NOV/17

JAN/18 – JAN/18

MAR/18 – MAR/18

MAI/18 – MAY/18

JUL/18 – JUL/18

SET/18 – SEP/18

NOV/18 – NOV/18

JAN/19 – JAN/19

Figure 7 – Financial Cash – Companies Under Reorganization – monthly – Final Balance

Legend:

Em R$ milhões – BRL million

JUN/16 – JUN/16

JUL/16 – JUL/16

AGO/16 – AUG/16

SET/16 – SEP/16

OUT/16 – OCT/16

NOV/16 – NOV/16

DEZ/16 – DEC/16

JAN/17 – JAN/17

FEV/17 – FEB/17

MAR/17 – MAR/17

ABR/17 – APR/17

MAI/17 – MAY/17

JUN/17 – JUN/17

JUL/17 – JUL/17

AGO/17 – AUG/17

SET/17 – SEP/17

OUT/17 – OCT/17

NOV/17 – NOV/17

DEZ/17 – DEC/17

JAN/18 – JAN/18

FEV/18 – FEB/18

MAR/18 – MAR/18

ABR/18 – APR/18

MAI/18 – MAY/18

JUN/18 – JUN/18

JUL/18 – JUL/18

AGO/18 – AUG/18

SET/18 – SEP/18

OUT/18 – OCT/18

NOV/18 – NOV/18

DEZ/18 – DEC/18

JAN/19 – JAN/19

The decrease in accounts payable of Materials/Services contributed to the lower negative result of Net Operating Cash Generation

Figure 8 – Managerial cash flow statement

	Dec/18	Jan/19	∆
Clients	1,697	1,628	-4%
Network Use Services	192	177	-8%
Dealers	412	498	21%
Others	344	160	-53%
Accounts Receivable (1)	2,645	2,463	-7%

	Dec/18	Jan/19	∆
Plant Maintenance	(425)	(406)	-4%
Rent Amounts	(297)	(401)	35%
Graphic/Data Processing	(97)	(134)	38%
Service/Collection Call Center	(163)	(129)	-21%
Concessionaires	(110)	(115)	5%
Advisory Services/Audits/Fees	(52)	(124)	138%
Other Services/Accounts Payable	(171)	(344)	101%
Materials/Services (2)	(1,315)	(1,653)	26%

	Dec/18	Jan/19	∆
Network Use Services	(193)	(180)	-7%
Court Deposits	75	33	-56%
Contingencies	(12)	(5)	-58%
Other Accounts Payable (2)	(130)	(152)	17%

	Dec/18	Jan/19	∆
Telemar	(174)	(234)	34%
Oi S.A.	(46)	(103)	124%
Oi Móvel	(124)	(266)	115%
Investments (3)	(344)	(603)	75%

Source: Financial statements and management information

Legend:

Em R$ milhões – BRL million

Recebimentos – Accounts Receivable

Pessoal – Personnel

Materiais/Serviços – Materials/Services

Tributos – Taxes

Mediação – Mediation

Demais pagamentos – Other accounts payable

Investimentos – Investments

Geração Oper. Líquida – Net Operating Generation

Fonte: Demonstrações financeiras e informações gerenciais – Source: Financial statements and management information

Table 1 – Managerial Cash Flow Statement – Jan/19

BRL million	(A) 12/31/2018 Dec/18	(B)-(A) Variation	(B) 01/31/2018 Jan/19
INITIAL Balance – Financial Cash	4,362	107	4,469
Clients	1,697	(69)	1,628
Network Use Services	192	(15)	177
Dealers	412	86	498
Others	344	(184)	160
Accounts Receivable (1)	2,645	(182)	2,463
Personnel	(244)	48	(196)
Material/Service Suppliers	(1,508)	(325)	(1,833)
Taxes	(576)	(107)	(683)
Court Deposits	75	(42)	33
Contingencies	(12)	7	(5)
Mediation	(20)	(30)	(50)
Accounts Payable (2)	(2,285)	(449)	(2,734)
Telemar	(174)	(60)	(234)
Oi S.A.	(46)	(57)	(103)
Oi Móvel	(124)	(142)	(266)
Investments (3)	(344)	(259)	(603)
Net Operating Generation (1+2+3)	16	(890)	(874)
Capital Increase	-	4,007	4,007
Pharol Agreement	-	(106)	(106)
Intra-group Transactions	14	(14)	-
Financial Transactions	23	(6)	17
Dividends and Interest on Net Equity (JCP)	54	(54)	-
FINAL Balance – Financial Cash	4,469	3,044	7,513

Figure 9 – Accounts Receivable – Share structure

Legend:

Outros – Others

Serviços de Uso de Rede – Network Use Services

Clientes – Clients

RECEBIMENTOS TOTAL – TOTAL ACCOUNTS RECEIVABLE

	Jan/19		Dec/18
	BRL million	Interest	Interest
Accounts Receivable	2,463	100%	100%
Client	1,628	66%	64%
Dealers	498	20%	16%
Others	177	7%	7%
Network Use Services	160	7%	13%

ACCOUNTS RECEIVABLE

Accounts Receivable increased in January/19

In January/19, there was a decrease in Accounts Receivable of BRL 182 million in relation to the previous month (-6.9%), reaching the amount of BRL 2,463 million.

The item Clients recorded a decrease of BRL 69 million in January/19, reaching the level of BRL 1,628 million, compared to the BRL 1,697 million of December/18. On the other hand, the item Other Accounts Receivable decreased BRL 184 million in January/19, amounting to BRL 160 million, compared to the BRL 344 million of the previous month.

 In the same direction, the item Network Use Services decreased BRL 15 million in January/19, reaching the level of BRL 177 million.

o

Management informed that the decrease of Accounts Receivable of Clients in January/19 is related to the seasonal effect recorded in the first two months of the year, due to the increase of default as it competes with other recurring accounts payable of these months, such as IPTU, IPVA, school fees and supplies, expenses with vacations, etc.

o

Management also informed that the decrease of cash inflow of the item Other Accounts Receivable in January/19 is justified by the amount received in December/18 by the companies under reorganization from other companies of the Oi group which are not under reorganization, referring services rendered and a better cash efficiency of such companies.

Lastly, the item Dealers recorded an increase of BRL 86 million in January/19, reaching the level of BRL 498 million.

o	Management also informed that the increase of Accounts Receivable of Dealers in January/19 is related to the higher number of business days in January/19 regarding the immediately previous month (Dec/18: 20 business days and Jan/19: 22 business days).

Table 1 – Managerial Cash Flow Statement - Jan/19

BRL million	(A) 12/31/2018 Dec/18	(B)-(A) Variation	(B) 01/31/2018 Jan/19
INITIAL Balance – Financial Cash	4,362	107	4,469
Clients	1,697	(69)	1,628
Network Use Services	192	(15)	177
Dealers	412	86	498
Others	344	(184)	160
Accounts Receivable (1)	2,645	(182)	2,463
Personnel	(244)	48	(196)
Material/Service Suppliers	(1,508)	(325)	(1,833)
Taxes	(576)	(107)	(683)
Court Deposits	75	(42)	33
Contingencies	(12)	7	(5)
Mediation	(20)	(30)	(50)
Accounts Payable (2)	(2,285)	(449)	(2,734)
Telemar	(174)	(60)	(234)
Oi S.A.	(46)	(57)	(103)
Oi Móvel	(124)	(142)	(266)
Investments (3)	(344)	(259)	(603)
Net Operating Generation (1+2+3)	16	(890)	(874)
Capital Increase	-	4,007	4,007
Pharol Agreement	-	(106)	(106)
Intra-group Transactions	14	(14)	-
Financial Transactions	23	(6)	17
Dividends and Interest on Net Equity (JCP)	54	(54)	-
FINAL Balance – Financial Cash	4,469	3,044	7,513

Figure 10 – Accounts Payable – Share structure

Legend:

Outros – Others

Mediação – Mediation

Pessoal – Personnel

Tributos – Taxes

Fornecedores – Suppliers

PAGAMENTOS TOTAL – ACCOUNTS PAYABLE

	Jan/19		Dec/18
	BRL million	Interest	Interest
Accounts Payable	2,734	100%	100%
Material/Service Suppliers	1,833	67%	66%
Taxes	683	25%	25%
Personnel	196	7%	11%
Mediation	50	2%	1%
Others	(28)	-1%	-3%

ACCOUNTS PAYABLE

Increase of Accounts Payable in January/19

The Accounts Payable amounted to BRL 2,734 million in January/19, an increase of BRL 449 million in relation to the previous month, when such item recorded BRL 2,285 million.

The main item responsible for the lower cash outflow with Accounts Payable was the item Material/Service Suppliers, with an increase of BRL 325 million in the month, reaching BRL 1,833 million. In the same direction, Taxes increased by BRL 107 million in January/19, amounting to BRL 683 million.

o	According to the Management, the decrease observed in the item Material/Service Suppliers in January/19 is a result of:
	o	Decrease in the interconnection Intercompany accounts payable between the companies under reorganization, which effect is cancelled by item “Other accounts receivable”;
	o	Increase in the payment of Intercompany commission to Paggo Lojas, for sales of landline and mobile telecommunication services;
	o	Increase in the item Rent Amounts and Consultancies/Audits/Fees, due to the accounts payable in January/19 of commitments with maturity from December 28 to 31, 2018
o	Regarding Taxes, however, the Management informed that the increase in January/19 is a result of the payment of Income Tax and PIS/COFINS on Interest on Net Equity.

The item Mediation recorded a cash outflow of BRL 50 million in January/19, compared to BRL 20 million in the previous month. The Court Deposits, however, had a lower cash inflow in January/19, going from BRL 75 million in December/18 to BRL 33 million in January/19.

o

Management informed that the larger cash outflow regarding Mediation refers to the payment to backstoppers as compensation for the commitments undertaken in the Judicial Reorganization Plan regarding the Capital increase – New amounts.

o	Regarding the Court Deposits, Management emphasized that, in January/19, there was a smaller redemption of deposits and allowances regarding the previous month.

The item Personnel recorded a decrease in January/19, reaching the level of BRL 196 million, compared to BRL 244 million recorded in the previous month. Lastly, Contingencies recorded a cash outflow of BRL 5 million, compared to BRL 12 million in the previous month.

o	The Management informed that the lower cash outflow of accounts payable regarding Personnel in January/19 is explained by the payment in December/18 of the 13th salary and other benefits, in January/19 there an advance of 0.5 salary regarding the 2018 PPR was paid, as approved in the 2018/2019 collective agreement.

Table 1 – Managerial Cash Flow Statement – Jan/19

BRL million	(A) 12/31/2018 Dec/18	(B)-(A) Variation	(B) 01/31/2018 Jan/19
INITIAL Balance – Financial Cash	4,362	107	4,469
Clients	1,697	(69)	1,628
Network Use Services	192	(15)	177
Dealers	412	86	498
Others	344	(184)	160
Accounts Receivable (1)	2,645	(182)	2,463
Personnel	(244)	48	(196)
Material/Service Suppliers	(1,508)	(325)	(1,833)
Taxes	(576)	(107)	(683)
Court Deposits	75	(42)	33
Contingencies	(12)	7	(5)
Mediation	(20)	(30)	(50)
Accounts Payable (2)	(2,285)	(449)	(2,734)
Telemar	(174)	(60)	(234)
Oi S.A.	(46)	(57)	(103)
Oi Móvel	(124)	(142)	(266)
Investments (3)	(344)	(259)	(603)
Net Operating Generation (1+2+3)	16	(890)	(874)
Capital Increase	-	4,007	4,007
Pharol Agreement	-	(106)	(106)
Intra-group Transactions	14	(14)	-
Financial Transactions	23	(6)	17
Dividends and Interest on Net Equity (JCP)	54	(54)	-
FINAL Balance – Financial Cash	4,469	3,044	7,513

Figure 11 – Investments – Share structure

Legend:

INVESTIMENTOS TOTAL – TOTAL INVESTMENTS

	Jan/19		Dec/18
	BRL million	Interest	Interest
Investments	603	100%	100%
Telemar	266	44%	36%
Oi Móvel	234	39%	51%
Oi S.A.	103	17%	13%

INVESTMENTS

The Companies Under Reorganization recorded Accounts Payable for Investments of BRL 603 million in January/19, an increase of 75% in relation to the previous month, when there were cash outflows with Investments of BRL 344 million.

The Investments related to Telemar S.A. presented an increase of BRL 60 million, totaling BRL 234 million in January/19. Investments in Oi Móvel S.A. increased by BRL 142 million, totaling BRL 266 million, while Investments in Oi S.A. increased from BRL 46 million in December/18 to BRL 103 million in January/19.

o	Management emphasized that the increase is aligned with the strategic Plan for acceleration of Company’s investments, mainly in optic fiber and in the extension of the mobile access network.

NET OPERATING GENERATION

The level of Accounts Receivable in January/19, of BRL 2,463 million, was lower than the combined total of Accounts Payable (BRL 2,734 million) and the cash outflows with Investments (BRL 603 million) in the month, which directly contributed to the negative balance of BRL 874 million in Net Operating Generation of the Companies Under Reorganization in the month.
o	Management reported that the result is in line with the flow predicted in the Judicial Reorganization Plan.

FINAL BALANCE – FINANCIAL CASH

In January/19, a cash inflow was recorded in the item Capital Increase in the amount of BRL 4,007 million. In the same direction, the Financial Transactions had a positive result of BRL 17 million in January/19, a decrease of BRL 6 million regarding the previous month. Lastly, the item Pharol Agreement recorded a cash outflow of BRL 106 million in January/19, compared to the null result of the previous month.

o

Regarding the item Capital Increase, Management informed that, in January/19, the Company concluded the process of Capital Increase – New funds set forth in the PRJ, with the issuance of 3,225,806,451 new common shares, all registered, book-entry and without par value, including new common shares represented by ADSs, according to the PRJ.

o	Regarding the item Pharol Agreement, however, Management informed that, on January 8, 2019 it was disclosed in a Relevant Fact the agreement entered into with its shareholder Pharol to close and terminate any and all judicial and extrajudicial litigations in Brazil, Portugal and in all countries where they may exist discussions involving companies of both groups. As a part of the agreement, Oi paid 25 million Euros to Pharol, which are fully used for the subscription of shares by Pharol in the process of Capital increase – New funds of Oi.

Therefore, by adding the inflow of BRL 4,007 million of the Capital Increase, of BRL 17 million of the Financial Transactions and deducting the cash outflow of BRL 106 million of the Pharol Agreement to the negative balance of BRL 874 million of the Net Operating Cash Generation, the Financial Cash Final Balance of the Companies Under Reorganization increased by BRL 3,044 million in relation to the previous month (a 68.1% increase), amounting to BRL 7,513 million.

Table 2 – Direct Cash Flow

BRL million

CONSOLIDATED FINANCIAL STATEMENTS OF THE COMPANIES UNDER REORGANIZATION	JUN/17	JUL/17	AUG/17	SEP/17	OCT/17	NOV/17	DEC/17	JAN/18	FEB/18	MAR/18	APR/18	MAY/18	JUN/18	JUL/18	AUG/18	SEP/18	OCT/18	NOV/18	DEC/18	JAN/19
Initial Balance – Financial Cash	6,854	7,299	7,179	7,295	7,524	7,324	6,877	6,881	6,128	5,909	5,831	4,820	4,602	4,819	4,677	4,721	4,815	4,379	4,362	4,469
Accounts Receivable	2,563	2,755	2,970	2,682	2,893	2,689	2,716	2,816	2,758	2,646	2,619	2,386	2,736	2,589	2,659	2,694	2,898	2,815	2,645	2,463
Clients	1,925	1,910	1,987	1,873	1,946	1,873	1,905	1,825	1,691	1,855	1,780	1,799	1,734	1,836	1,731	1,681	1,756	1,807	1,697	1,628
Network Use Services	106	226	178	223	144	190	197	201	209	212	234	3	467	228	210	205	204	192	192	177
Dealers	430	479	494	430	488	467	420	524	411	456	461	491	471	431	518	420	466	478	412	498
Others	102	140	311	156	315	159	194	266	447	123	144	93	64	94	200	388	472	338	344	160
Accounts Payable	(1,967)	(2,450)	(2,482)	(2,210)	(2,721)	(2,752)	(2,560)	(3,239)	(2,578)	(2,231)	(3,109)	(2,213)	(2,223)	(2,383)	(2,279)	(2,276)	(2,751)	(2,432)	(2,285)	(2,734)
Personnel	(141)	(161)	(157)	(135)	(135)	(142)	(236)	(234)	(177)	(140)	(303)	(179)	(147)	(186)	(170)	(140)	(137)	(133)	(244)	(196)
Material and Service Suppliers	(1,140)	(1,668)	(1,743)	(1,430)	(1,796)	(1,839)	(1,422)	(2,421)	(1,789)	(1,488)	(1,641)	(1,332)	(1,568)	(1,698)	(1,604)	(1,640)	(2,048)	(1,775)	(1,508)	(1,833)
Materials/Services	(1,033)	(1,439)	(1,561)	(1,201)	(1,651)	(1,645)	(1,222)	(2,215)	(1,575)	(1,277)	(1,401)	(1,325)	(1,101)	(1,470)	(1,393)	(1,433)	(1,842)	(1,581)	(1,315)	(1,653)
Plant Maintenance	(116)	(118)	(113)	(103)	(88)	(324)	(345)	(341)	(309)	(331)	(375)	(302)	(283)	(312)	(297)	(299)	(332)	(347)	(425)	(406)
Rent Amounts	(142)	(243)	(203)	(192)	(191)	(213)	(139)	(386)	(210)	(259)	(248)	(245)	(260)	(322)	(349)	(329)	(336)	(338)	(297)	(401)
Graphic/Data Processing	(103)	(133)	(135)	(106)	(116)	(129)	(113)	(127)	(122)	(140)	(122)	(111)	(108)	(132)	(122)	(103)	(134)	(129)	(97)	(134)
Service/Collection Call Center	(72)	(132)	(126)	(79)	(123)	(228)	(157)	(147)	(126)	(188)	(143)	(128)	(104)	(140)	(138)	(104)	(138)	(147)	(163)	(129)
Concessionaires	(103)	(98)	(101)	(97)	(98)	(102)	(105)	(103)	(105)	(104)	(101)	(105)	(99)	(111)	(108)	(109)	(112)	(116)	(110)	(115)
Advisory Services/Audits/Fees	(36)	(78)	(55)	(25)	(62)	(78)	(31)	(55)	(67)	(50)	(56)	(50)	(35)	(75)	(71)	(45)	(96)	(74)	(52)	(124)
Other Services/Accounts Payable	(461)	(637)	(828)	(599)	(973)	(571)	(332)	(1,056)	(636)	(205)	(356)	(384)	(212)	(378)	(308)	(444)	(694)	(430)	(171)	(344)
Network Use Services	(107)	(229)	(182)	(229)	(145)	(194)	(200)	(206)	(214)	(211)	(240)	(7)	(467)	(228)	(211)	(207)	(206)	(194)	(193)	(180)
Taxes	(673)	(626)	(591)	(655)	(688)	(652)	(633)	(621)	(628)	(527)	(1,172)	(698)	(518)	(531)	(507)	(516)	(551)	(543)	(576)	(683)
Court Deposits	(13)	6	14	28	29	20	(224)	43	53	(11)	8	(4)	11	50	46	40	41	55	75	33
Contingencies	-	(1)	(5)	-	(5)	-	1	(1)	-	(12)	-	-	(1)	(8)	-	(4)	(2)	(1)	(12)	(5)
Mediation				(18)	(126)	(139)	(46)	(5)	(37)	(53)	(1)	-	-	(10)	(44)	(16)	(54)	(35)	(20)	(50)
Investments	(330)	(480)	(427)	(290)	(410)	(391)	(190)	(554)	(430)	(519)	(536)	(434)	(377)	(370)	(363)	(339)	(582)	(421)	(344)	(603)
Telemar	(153)	(203)	(197)	(150)	(188)	(184)	(89)	(272)	(200)	(215)	(278)	(182)	(170)	(154)	(178)	(147)	(222)	(193)	(174)	(234)
Oi S.A.	(48)	(75)	(74)	(59)	(63)	(45)	(25)	(70)	(63)	(81)	(70)	(66)	(63)	(52)	(47)	(64)	(76)	(58)	(46)	(103)
Oi Móvel	(129)	(202)	(156)	(81)	(159)	(162)	(76)	(212)	(167)	(223)	(188)	(186)	(144)	(164)	(138)	(128)	(284)	(170)	(124)	(266)
Operating Generation	266	(175)	61	182	(238)	(454)	(34)	(977)	(250)	(104)	(1,026)	(261)	136	(164)	17	79	(435)	(38)	16	(874)
Capital Increase	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	4,007
Pharol Agreement	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	(106)
Intra-group Transactions	135	-	-	-	-	-	-	-	-	-	-	28	55	3	(1)	-	-	-	14	-
Financial Transactions	44	55	55	47	38	7	38	32	24	26	15	15	26	19	28	15	(1)	21	23	17
Dividends and Interest on Net Equity (JCP)	-	-	-	-	-	-	-	192	7	-	-	-	-	-	-	-	-	-	54	-
Final Balance - Financial Cash	7,299	7,179	7,295	7,524	7,324	6,877	6,881	6,128	5,909	5,831	4,820	4,602	4,819	4,677	4,721	4,815	4,379	4,362	4,469	7,513

5        Service to creditors

SERVICE TO CREDITORS

The BT remains dedicated to help this Court by organizing the several official letters received from other Courts requesting authorization to retain the assets of the Companies Under Reorganization for payment of post-petition credits, in a proceeding that, on the one hand, grants speed and security to the benefit of the Creditors, and, on the other hand, allows for the recovery of Oi Group and compliance with the PRJ.

For this purpose, the BT published the list of the official letters received in the last month by the Judge of the 7th Business Court and the list of post-petition credits paid by Oi Group, with are already available for reference in the judicial reorganization website (www.recuperacaojudicialoi.com.br), which currently has 712,616 pageviews.

As to the pre-petition credits, the BT remains focused on answering questions about clauses and compliance with the ratified Judicial Reorganization Plan, and is regularly contacted by domestic and foreign creditors, either by phone, through number +55 (21) 2272-9300, or via email at credoroi@wald.com.br.

The BT informed that, throughout the month, monitored the mediation procedure with procedural incidents, under the decision of pages 341,970/341,973. This mediation has the objective of promoting a structure between creditors and debtors to determine the credit amounts, as of an online platform, which already has 1,933 executed agreements.

In addition, the BT makes available, on a monthly basis, the updated General List of Creditors on the judicial reorganization website (www.recuperacaojudicialoi.com.br), considering those cases involving qualifications and challenges that have already obtained a decision on the merits.

6        Statements submitted by BT

SUMMARY OF THE BT STATEMENTS IN THE CASE RECORDS

Following, the BT lists the manifestations presented in the case records of the electronic proceedings after the latest Monthly Activity Report, with an indication of the respective pages.

Pages 366,394/366,442	Monthly report of the activities developed by the Companies Under Reorganization (referring to December 2018).	02/15/2019
Procedural Case No. 0029141-95.2019.8.19.0001	BT statement on the mediation involving Bratel and the Companies Under Reorganization.	02/18/2019

Appeals in which the Bankruptcy Trustee presented a statement:

0019477-77.2018.8.19.0000	Special Appeal filed by the State of Rio de Janeiro.	02/27/2019
0060118-10.2018.8.19.0000	Interlocutory Appeal filed by Emel Investments Ltd. against the decision that denied the request to reopen the platform destined to liquidate bonds.	02/28/2019
0060131-09.2018.8.19.0000	Interlocutory Appeal filed by Red River Ltd. against the decision that denied the request to reopen the platform destined to liquidate bonds.	02/28/2019
0002377-75.2019.8.19.0000

Interlocutory Appeal filed by Anatel against the order that it abstain from practicing, in 48 administrative proceedings, acts that seek to compel the Companies Under Reorganization to make the payment of pre-petition credits.

03/11/2019

In addition, in response to the official letters and requests directly addressed to the BT by several Courts in the Country, the Bankruptcy Trustee submitted several statements in proceedings filed against the Companies Under Reorganization

7        Monitoring and compliance with the Judicial Reorganization Plan

MONITORING AND COMPLIANCE WITH THE JUDICIAL REORGANIZATION PLAN

The Judicial Reorganization Plan (“PRJ”) presented by the Companies Under Reorganization was approved by the Creditors attending the General Creditors’ Meeting held on December 19, 2017, being approved, with reservations, by this Court under the decision of pages 254,741/254,756.

In this way, this Management remains focused in the monitoring of compliance with the obligations of the Companies Under Reorganization of the ratified PRJ, having held regular meetings with the Company and analyzed all relevant documentation for such purpose.

As a result of this monitoring, the BT provides a spreadsheet illustrating the obligations that expired in January 2019 below:

Clause	Class	Classification	Obligation	Term	Note	Status
6.1.1.2	-	Approval and Conditions for the Capital Increase	Calling the Shareholders’ General Meeting and/or Board of Directors’ Meeting	Up to 01/15/2019	Relevant Fact published on 10/26/2018	✓

With respect to the mediation with illiquid credits, the BT informs that it has monitored the procedure and the operation of the FGV Platform, which has been available for access since July 26, 2018, and already has 4,226 executed agreements.

Lastly, the BT informs that, under Clause 7 of the PRJ, Copart4 Participações S.A. was incorporated into Telemar Norte Leste S.A.

Avenida Franklin Roosevelt,	Avenida Juscelino Kubtischek,
nº 115, 4º andar	nº 510, 8º andar

CEP 20021-120

CEP 04543-906
Rio de Janeiro, RJ – Brazil	São Paulo, SP – Brazil

Rua James Joule,

nº 92, 10º andar

Brooklin Novo,

CEP 04576-080

São Paulo, SP – Brazil